Exhibit 2.1

STOCK PURCHASE AGREEMENT
among:
ENDWAVE CORPORATION,
a Delaware corporation,
and
the persons listed on Schedule I hereto

Dated as of April 19, 2007

i

ii

SCHEDULES
Schedule I: List of Sellers and Pro Rata Percentages
Disclosure Schedule
EXHIBITS
Exhibit A:      Certain Definitions
Exhibit B:      Form of Noncompetition Agreement
Exhibit C:      Form of General Release
Exhibit D:       Form of Spousal Consent
 iii

STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement is entered into as of April 19, 2007, by and among Endwave Corporation, a Delaware corporation (the “Purchaser”), Russell Alm (the “Major Stockholder”) and the other stockholder and option holders of ALC Microwave, Inc., a Delaware corporation (“ALC”), listed on Schedule I hereto (referred to collectively with the Major Stockholder as the “Sellers”). Certain capitalized terms used in this Agreement are defined on Exhibit A.
Recitals
     A. The Major Stockholder owns 5,100 shares of the common stock of ALC, which constitutes more than 96% of the outstanding capital stock of ALC.
     B. The Sellers collectively own 5,300 shares of the common stock of ALC (the “Shares”), which constitute all of the outstanding capital stock of ALC as of the Closing, and options to purchase an aggregate of 4,450 shares of the common stock of ALC (the “Options”).
     C. The Sellers wish to sell the Shares to the Purchaser and cancel the Options on the terms set forth in this Agreement.
Agreement
     The Purchaser and the Sellers, intending to be legally bound, agree as follows:

SECTION 1.	Sale and Purchase of Shares and Cancellation of Options; Related Transactions
     1.1 Sale and Purchase of Shares and Cancellation of Options. At the Closing, each Seller shall sell, assign, transfer and deliver the Shares, if any, owned by such Seller to the Purchaser, and the Purchaser shall purchase the Shares, if any, from such Seller, on the terms and subject to the conditions set forth in this Agreement. At the Closing, each outstanding Option held by the Sellers shall be canceled on the terms and subject to the conditions set forth in this Agreement and shall be of no further force or effect.
     1.2 Purchase Price.
          (a) The aggregate purchase price payable by the Purchaser for the Shares and the Options (the “Purchase Price”) shall initially be $6,600,000, subject to increase for (i) the amount of cash (net of uncleared checks) held by ALC at the Closing and (ii) any amount of ALC Transaction Expenses paid prior to Closing that are refunded to ALC following the Closing. The Purchase Price (less any applicable withholding) shall be paid by the Purchaser to the Sellers in three installments as set forth in Sections 1.2(b), 1.2(c) and 1.2(d) below. The Purchaser shall distribute each installment of the Purchase Price among the Sellers in proportion to the percentage set forth next to each Seller’s name on Schedule I hereto. Each Seller represents Schedule I accurately reflects the Shares and Options held by such Seller. The Purchaser shall be entitled to make payments in proportion to the percentages set forth on Schedule I hereto and shall have no liability for errors in such percentages.
          (b) The first installment of the Purchase Price shall be paid at the Closing. The aggregate amount of the first installment of the Purchase Price shall be $5,610,000.
          (c) The second installment of the Purchase Price shall be paid on or before April 30, 2007. The aggregate amount of the second installment of the Purchase Price shall be (i) the amount of cash (net of uncleared checks) held by ALC at the Closing plus (ii) any amount of ALC Transaction Expenses paid prior to Closing that are refunded to ALC following the Closing.
          (d) The third installment of the Purchase Price (the “Holdback Fund”) shall be paid on the first anniversary of the Closing Date (or on such earlier date as the Purchaser may elect). The aggregate amount of the Holdback Fund shall be $990,000. The Purchaser’s obligation to make the payment contemplated by this Section 1.2(d) shall be subject to any right of setoff that the Purchaser may be entitled to exercise under this Agreement (pursuant to Section 6.5 or otherwise).
     1.3 Closing.
          (a) The closing of the sale of the Shares to the Purchaser and the cancellation of the Options (the “Closing”) shall take place at the offices of the Purchaser at 10:00 a.m. (California time) on the date of this Agreement (or at such other place or time as the Purchaser and the Agent may jointly designate) (the “Closing Date”).
          (b) Upon satisfaction or waiver of all conditions to Closing, at the Closing:
               (i) each Seller who owns capital stock of ALC shall deliver to the Purchaser the stock certificates representing the Shares, duly endorsed in blank for transfer (or accompanied by stock powers duly endorsed in blank);
               (ii) each outstanding Option shall be canceled automatically without any further action by ALC or the Seller holding such Option;
               (iii) the Purchaser shall pay the first installment of the Purchase Price to the Sellers as contemplated by Section 1.2(b);
               (iv) the Major Stockholder shall execute and deliver to the Purchaser and ALC a Noncompetition Agreement in the form of Exhibit B attached hereto;
               (v) the Sellers shall each execute and deliver to the Purchaser and ALC a General Release in the form of Exhibit C attached hereto;
               (vi) the respective spouses of each of the Sellers, if any, shall each execute and deliver to the Purchaser a Spousal Consent in the form of Exhibit D attached hereto; and

               (vii) each of ALC’s directors and officers shall resign from their positions.
SECTION 2. Representations and Warranties of the Major Stockholder and the Sellers
          The Major Stockholder represents and warrants (except for Sections 2.26 and 2.29, as to which each of the Sellers severally, and not jointly, represents and warrants with respect to himself or herself only), to and for the benefit of the Indemnitees, except as set forth in the part of the Disclosure Schedule corresponding to the particular Section in this Section 2 in which such representation and warranty appears (provided that a listing in one part of the Disclosure Schedule shall be deemed to be a listing under another part of the Disclosure Schedule to the extent it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other part), as follows:
     2.1 Due Organization; No Subsidiaries; Etc.
          (a) ALC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority:
               (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted;
               (ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are proposed to be owned and used; and
               (iii) to perform its obligations under all ALC Contracts.
          (b) Except as set forth in Part 2.1(b) of the Disclosure Schedule, ALC has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “ALC Microwave, Inc.”
          (c) ALC is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the state of California. ALC is qualified to do business and is in good standing as a foreign corporation in the state of California.
          (d) Part 2.1(d) of the Disclosure Schedule accurately sets forth (i) the names of the members of ALC’s current board of directors, (ii) the names of the members of each committee of ALC’s board of directors and (iii) the names and titles of ALC’s current officers.
          (e) Neither ALC nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of ALC or the winding up or cessation of ALC’s business or affairs.

          (f) ALC has no subsidiaries, and ALC has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity, including, without limitation, any joint venture or partnership.
          (g) No involuntary petition for ALC’s bankruptcy has been filed by any of ALC’s creditors.
     2.2 Certificate of Incorporation and Bylaws; Records.
          (a) ALC has delivered to the Purchaser accurate and complete copies of:
               (i) ALC’s certificate of incorporation and bylaws, including all amendments thereto;
               (ii) the stock records of ALC; and
               (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of ALC, the board of directors of ALC and all committees of the board of directors of ALC.
There have been no meetings or other proceedings of the stockholders of ALC, the board of directors of ALC or any committee of the board of directors of ALC that are not fully reflected in such minutes or other records.
          (b) There has not been any violation of any of the provisions of ALC’s certificate of incorporation or bylaws or of any resolution adopted by ALC’s stockholders, ALC’s board of directors or any committee of ALC’s board of directors; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.
          (c) The books of account, stock records, minute books and other records of ALC are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices.
     2.3 Capitalization, Etc.
          (a) The authorized capital stock of ALC consists of Ten Thousand (10,000) shares of common stock, no par value, of which Five Thousand Three Hundred (5,300) shares (constituting all of the Shares) have been issued and are outstanding as of the date of this Agreement.
          (b) All of the Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements. ALC has delivered to the Purchaser accurate and complete copies of the stock certificates evidencing the Shares. Part 2.3 of the Disclosure Schedule accurately lists all of the holders of the outstanding capital stock of ALC and the number of shares held by them.

          (c) Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Option: (i) the name of the holder of such Option; (ii) the total number of shares of the common stock of ALC that are subject to such Option and the number of shares of common stock with respect to which such Option is immediately exercisable (assuming consummation of the transaction contemplated by this Agreement); (iii) the date on which such Option was granted and the term of such Option; (iv) the vesting schedule for such Option; (v) the exercise price per share of common stock purchasable under such Option; and (vi) whether such Option has been designated an “incentive stock option” as defined in Section 422 of the Code. ALC has delivered to Purchaser accurate and complete copies of the documents evidencing the Options.
          (d) All of the Options have been duly authorized and validly issued and have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements.
          (e) Other than the Options, there is no:
               (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of ALC;
               (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of ALC;
               (iii) Contract under which ALC is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or
               (iv) condition or circumstance that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of ALC.
          (f) ALC has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, except as set forth in Part 2.3(f) of the Disclosure Schedule.
     2.4 Financial Statements.
          (a) ALC has delivered to the Purchaser:
               (i) the audited balance sheet of ALC as of January 31, 2007 and 2006 and the related audited statements of operations, changes in stockholders’ equity and cash flows of ALC for the years then ended, together with the notes thereto (the “ALC Financial Statements”); and
               (ii) the unaudited balance sheet of ALC as of March 31, 2007 and the related unaudited statements of operations of ALC for the month then ended (the “ALC Unaudited Interim Financial Statements”), prepared in accordance with an accrual basis of accounting.

          (b) The ALC Financial Statements are accurate and complete in all material respects and present fairly the financial position of ALC as of January 31, 2007 and 2006 and the results of operations, changes in stockholders’ equity and cash flows of ALC for the years then ended. The ALC Financial Statements have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods covered.
          (c) The ALC Unaudited Interim Financial Statements are true and accurate in all material respects.
     2.5 Absence of Changes. Since January 31, 2007 (the “Balance Sheet Date”):
          (a) there has not been any material adverse change in ALC’s business, condition, assets, liabilities, operations, financial performance, net income or prospects (or in any material aspect or portion thereof), and no event has occurred that would reasonably be expected to have a material adverse effect on ALC’s business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any material aspect or portion thereof);
          (b) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of ALC’s assets (whether or not covered by insurance);
          (c) ALC has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;
          (d) ALC has not amended its certificate of incorporation or bylaws and has not effected or been a party to any Acquisition Transaction (other than the Transactions), recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
          (e) ALC has not purchased or otherwise acquired any material asset from any other Person, except for inventory and supplies acquired by ALC in the Ordinary Course of Business;
          (f) ALC has not made any capital expenditure that, when added to all other capital expenditures made by ALC since the Balance Sheet Date, exceeds $100,000;
          (g) ALC has not sold or otherwise transferred, and has not leased or licensed, any material asset to any other Person except for products sold by ALC from its inventory in the Ordinary Course of Business;
          (h) ALC has not written off as uncollectible, or established any extraordinary reserve with respect to, any material portion of an account receivable or other indebtedness;
          (i) ALC has not pledged or hypothecated any material portion of its assets or otherwise permitted any material portion of its assets to become subject to any Encumbrance, other than purchase money encumbrances;
          (j) ALC has not made any loan or advance to any other Person other than in the Ordinary Course of Business;

          (k) ALC has not established or adopted any ALC Employee Plan;
          (l) ALC has not entered into, and neither ALC nor any of the material assets owned or used by ALC has become bound by, any Material ALC Contract;
          (m) No Material ALC Contract has been amended or terminated;
          (n) ALC has not incurred, assumed or otherwise become subject to any material Liability, other than (i) accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by ALC in the Ordinary Course of Business, (ii) liabilities appearing on the Unaudited Interim Financial Statements, and (iii) liabilities incurred in the Ordinary Course of Business;
          (o) ALC has not changed any of its methods of accounting or accounting practices in any respect;
          (p) ALC has not entered into any material transaction or taken any other material action outside the Ordinary Course of Business that could be reasonably expected to have a material adverse impact on ALC; and
          (q) ALC has not agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses “(c)” through “(p)” above.
     2.6 Title to Assets.
          (a) ALC owns, and has good, valid and marketable title to, all assets purported to be owned by it, including:
               (i) all assets reflected on the audited balance sheet of ALC as of January 31, 2007 referred to in Section 2.4(a)(i) (the “ALC Balance Sheet”) (except for inventory sold by ALC since the Balance Sheet Date in the Ordinary Course of Business);
               (ii) all assets acquired by ALC since the Balance Sheet Date (except for inventory sold by ALC since the Balance Sheet Date in the Ordinary Course of Business);
               (iii) all assets referred to in Parts 2.7, 2.8 (except to the extent collected in the Ordinary Course of Business following the date of the list included in Part 2.8 of the Disclosure Schedule), 2.9 (except to the extent sold in the Ordinary Course of Business following the date of the list included in Part 2.8 of the Disclosure Schedule), 2.10 and 2.12 of the Disclosure Schedule and all of ALC’s rights under Material ALC Contracts; and
               (iv) all other assets reflected in ALC’s books and records as being owned by ALC.
Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by ALC free and clear of any Encumbrances.

          (b) Part 2.6 of the Disclosure Schedule identifies all material assets that are being leased or licensed to ALC.
     2.7 Bank Accounts. Part 2.7 of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of ALC at any bank or other financial institution:
          (a) the name and location of the institution at which such account is maintained;
          (b) the name in which such account is maintained and the account number of such account;
          (c) a description of such account and the purpose for which such account is used;
          (d) the current balance in such account;
          (e) the rate of interest being earned on the funds in such account; and
          (f) the names of all individuals authorized to draw on or make withdrawals from such account.
There are no safe deposit boxes or similar arrangements maintained by or for the benefit of ALC.
2.8 Receivables; Major Customers.
          (a) Part 2.8 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of ALC as of March 31, 2007 (the “Interim Balance Sheet Date”).
          (b) All existing accounts receivable of ALC (including those accounts receivable reflected on the ALC Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected):
               (i) represent valid obligations of customers of ALC arising from bona fide transactions entered into in the Ordinary Course of Business; and
               (ii) except as set forth in Part 2.8 of the Disclosure Schedule, are collectible in full (without any counterclaim or setoff).
          (c) Part 2.8 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for more than $50,000 of the consolidated gross revenues of ALC in each of the fiscal years ended January 31, 2007, 2006 and 2005. ALC has not received any notice or other communication (in writing or, to the Knowledge of the Major Stockholder, otherwise), and has not received any other information, indicating that any customer or other Person identified in Part 2.8 of the Disclosure Schedule may cease dealing with ALC.
     2.9 Inventory. Part 2.9 of the Disclosure Schedule provides an accurate and complete breakdown of all inventory (including raw materials, work in process and finished goods) of ALC as of the Interim Balance Sheet Date. Except as set forth in Part 2.9 of the Disclosure Schedule, all of ALC’s existing inventory (including all inventory that is reflected on the ALC Balance Sheet and that has not been disposed of by ALC since the Balance Sheet Date):
          (a) is of such quality and quantity as to be usable and saleable by ALC in the Ordinary Course of Business;
          (b) has been priced at the lower of cost or market value using the “first-in, first-out” method; and
          (c) is free of any defect or deficiency.
     2.10 Equipment, Etc. Part 2.10 of the Disclosure Schedule accurately identifies all material equipment, furniture, fixtures, improvements and other material tangible assets (other than inventory) owned by ALC as of the Closing, and accurately sets forth the date of acquisition, original cost and book value of each of said assets. Part 2.10 also accurately identifies all tangible assets leased to ALC. To the Knowledge of the Major Stockholder, each asset identified or required to be identified in Part 2.10 of the Disclosure Schedule is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted). ALC possesses rights to all assets necessary for the conduct of ALC’s business in the manner in which such business is currently being conducted.
     2.11 Real Property. ALC does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.13 of the Disclosure Schedule. ALC enjoys peaceful and undisturbed possession of the premises covered by said lease and the facilities located on such premises.
     2.12 Intellectual Property; Privacy.
          (a) Products and Services. Part 2.12(a) of the Disclosure Schedule accurately identifies and describes each ALC Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed or sold by ALC.
          (b) Registered IP. ALC has no Registered IP.
          (c) Inbound Licenses. Part 2.12(c) of the Disclosure Schedule accurately identifies: (a) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to ALC (other than (i) agreements between ALC and its employees in ALC’s standard form thereof and (ii) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any ALC Product and that is not otherwise material to ALC’s business); and (b) whether the licenses or rights granted to ALC in each such Contract are exclusive or non-exclusive.

          (d) Outbound Licenses. Part 2.12(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any ALC IP. ALC is not bound by, and no ALC IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of ALC to use, exploit, assert, or enforce any ALC IP anywhere in the world.
          (e) Royalty Obligations. Part 2.12(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions and other amounts payable by ALC to any other Person (other than sales commissions paid to employees according to ALC’s standard commissions plan) upon or for the manufacture, sale or distribution of any ALC Product or the use of any ALC IP.
          (f) Standard Form IP Agreements. ALC has provided to the Purchaser a complete and accurate copy of each standard form of ALC IP Contract used by ALC at any time in the past 3 years, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (c) confidentiality or nondisclosure agreement. Part 2.12(f) of the Disclosure Schedule accurately identifies each ALC IP Contract that deviates in any material respect from the corresponding standard form agreement provided to the Purchaser, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any ALC Product or otherwise related to ALC’s business, research or development.
          (g) Ownership Free and Clear. ALC exclusively owns all right, title, and interest to and in the ALC IP (other than Intellectual Property Rights exclusively licensed to ALC, as identified in Part 2.12(c) of the Disclosure Schedule) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.12(d) of the Disclosure Schedule). Without limiting the generality of the foregoing:
               (i) Perfection of Rights. All documents and instruments necessary to establish, perfect and maintain the rights of ALC in the ALC IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body.
               (ii) Employees and Contractors. Each Person who is or was an employee or contractor of ALC and who is or was involved in the creation or development of any ALC Product or ALC IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such ALC Product or ALC IP to ALC and confidentiality provisions protecting the ALC IP. No current or former stockholder, officer, director or employee of ALC has any claim, right (whether or not currently exercisable), or interest to or in any ALC IP. To the Knowledge of the Major Stockholder, no current employee of ALC is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for ALC or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as an employee of ALC.

               (iii) Government Rights. No funding, facilities or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any ALC IP. The United States government has not acquired Unlimited Rights in ALC IP under the Federal Acquisition Regulations (the “FAR”), the Defense Federal Acquisition Regulations (the “DFAR”) or any applicable agency supplement thereto.
               (iv) Protection of Proprietary Information. ALC has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to ALC or any ALC Product. Without limiting the generality of the foregoing, no portion of the source code for any software ever owned or developed by ALC has been disclosed or licensed to any escrow agent or other Person.
               (v) Past IP Dispositions. ALC has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.
               (vi) Standards Bodies. ALC is not and never has been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate ALC to grant or offer to any other Person any license or right to any ALC IP.
               (vii) Sufficiency. ALC owns or otherwise has all Intellectual Property Rights needed to conduct ALC’s business as currently conducted.
          (h) Valid and Enforceable. All ALC IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing, no interference, opposition, reissue, reexamination or other Proceeding is or has been pending or, to the Knowledge of the Major Stockholder, threatened, in which the scope, validity or enforceability of any ALC IP is being, has been or would reasonably be expected to be contested or challenged, and to the Knowledge of the Major Stockholder, there is no basis for a claim that any ALC IP is invalid or unenforceable.
          (i) Third-Party Infringement of ALC IP. To the Knowledge of the Major Stockholder, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any ALC IP. Part 2.12(i) of the Disclosure Schedule accurately identifies (and ALC has provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any director or officer of ALC (or of which any director or officer of ALC otherwise has Knowledge of) regarding any actual, alleged or suspected infringement or misappropriation of any ALC IP, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.
          (j) Effects of This Transaction. Neither the execution, delivery or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any ALC IP; (b) a breach of or default under any ALC IP Contract; (c) the release, disclosure or delivery of any ALC IP by or to any escrow agent or other Person; or (d) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the ALC IP.
          (k) No Infringement of Third Party IP Rights. To the Knowledge of the Major Stockholder, ALC has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition, and no ALC Product, and no method or process used in the manufacturing of any ALC Product, infringes, violates or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person.
          (l) Infringement Claims. No infringement, misappropriation or similar claim or Proceeding is pending, or to the Knowledge of the Major Stockholder, threatened against ALC or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by ALC with respect to such claim or Proceeding. ALC has never received a notice or other communication (in writing or, to the Knowledge of the Major Stockholder, otherwise) relating to any actual, alleged, or suspected infringement, misappropriation or violation by ALC, any of its employees or agents or any ALC Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that ALC obtain a license to any Intellectual Property Right of another Person.
          (m) Other Infringement Liability. ALC is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, and has not otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation or similar claim (other than indemnification provisions in ALC’s Contracts that have been provided to Purchaser).
          (n) Infringement Claims Affecting In-Licensed IP. To the Knowledge of the Major Stockholder, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to ALC is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not materially adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by ALC, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any ALC Product.
          (o) Bugs. To the Knowledge of the Major Stockholder, none of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by ALC (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance or support of any ALC Product, but excluding any third-party software that is generally available on standard commercial terms and is licensed to ALC solely for internal use on a non-exclusive basis) (collectively, “ALC Software”) (a) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such ALC Software or any product or system containing or used in conjunction with such ALC Software; or (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such ALC Software or any product or system containing or used in conjunction with such ALC Software. To the Knowledge of the Major Stockholder, ALC has provided to the Purchaser a complete and accurate list of all bugs, defects and errors in each version of the ALC Software.
          (p) Harmful Code. To the Knowledge of the Major Stockholder, no ALC Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.
          (q) Source Code. To the Knowledge of the Major Stockholder, the source code for all ALC Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze and interpret program logic, correct errors and improve, enhance, modify and support the ALC Software. To the Knowledge of the Major Stockholder, no source code for any ALC Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, or at the time such source code was made available, an employee of ALC. To the Knowledge of the Major Stockholder, ALC has no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available the source code for any ALC Software to any escrow agent or other Person. To the Knowledge of the Major Stockholder, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any ALC Software to any other Person.
          (r) Open Source. Part 2.12(r) of the Disclosure Schedule accurately identifies and describes, to the Knowledge of the Major Stockholder, (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the ALC Products or from which any part of any ALC Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the ALC Product or ALC Products to which each such item of Open Source Code relates. To the Knowledge of the Major Stockholder, no ALC Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any ALC Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of ALC to use or distribute any ALC Product.
          (s) Privacy. Part 2.12(s) of the Disclosure Schedule contains each ALC Privacy Policy in use within the last 3 years and identifies, with respect to each such ALC Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later ALC Privacy Policy apply to the data or information collected under such privacy policy, and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later ALC Privacy Policy to data or information previously collected under such privacy policy. Part 2.12(s) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for ALC at any time within the last 3 years (the “ALC Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. To the Knowledge of the Major Stockholder, no material breach or violation of any such security policy has occurred or is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the ALC Databases. To the Knowledge of the Major Stockholder, ALC has complied at all times in all material respects with all of the ALC Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data or Personal Data. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor the Purchaser’s possession or use of the User Data or any data or information in the ALC Databases, will result in any violation of any ALC Privacy Policy or any Legal Requirement pertaining to privacy, User Data or Personal Data.
     2.13 Contracts.
          (a) Part 2.13(a) of the Disclosure Schedule identifies each Material ALC Contract. ALC has delivered to the Purchaser accurate and complete copies of all Material ALC Contracts, including all amendments thereto.
          (b) Each Material ALC Contract is valid and in full force and effect, and is enforceable by ALC in accordance with its terms, and, without limiting the generality of the foregoing:
               (i) to the Knowledge of the Major Stockholder, no Person has violated or breached, or declared or committed any default under, any Material ALC Contract;
               (ii) to the Knowledge of the Major Stockholder, no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Material ALC Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material ALC Contract, (C) give any Person the right to accelerate the maturity or performance of any material ALC Contract or (D) give any Person the right to cancel, terminate or modify any Material ALC Contract;
               (iii) ALC has not received any notice or other communication (in writing or, to the Knowledge of the Major Stockholder, otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material ALC Contract; and
               (iv) to the Knowledge of the Major Stockholder, ALC has not waived any material right under any Material ALC Contract.
          (c) To the Knowledge of the Major Stockholder, each Person against which ALC has or may acquire any rights under any Material ALC Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities to ALC.
          (d) Except as set forth in Part 2.13(d) of the Disclosure Schedule:
               (i) ALC has never guaranteed or otherwise agreed to cause, insure or become liable for, and ALC has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and
               (ii) ALC has never been a party to or bound by (A) any joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.
          (e) The performance of the ALC Contracts will not result in any violation of or failure to comply with any Legal Requirement.
          (f) No Person is renegotiating, or, to the Knowledge of the Major Stockholder, intends to renegotiate, any material amount paid or payable to ALC under any Material ALC Contract or any other term or provision of any Material ALC Contract.
          (g) The Contracts identified in Part 2.13(a) of the Disclosure Schedule collectively constitute all of the Material ALC Contracts necessary to enable ALC to conduct its business in the manner in which its business is currently being conducted.
          (h) Part 2.13(h) of the Disclosure Schedule identifies and provides an accurate and complete description of each proposed Material ALC Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by ALC within the past six months.
          (i) Part 2.13(i) of the Disclosure Schedule provides an accurate description and breakdown of ALC’s backlog under ALC Contracts as of 2 business days prior to the Closing Date.
          (j) Except as set forth in Part 2.13(j) of the Disclosure Schedule:
               (i) ALC has complied with all Legal Requirements with respect to all Government Contracts and Government Bids. Without limiting the generality of the foregoing, ALC has not, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) FAR, DFAR or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD5220.22-M), (H) the Defense Industrial Security Regulation (DOD5220.22-R) or any related security regulations or (I) any other applicable procurement law or regulation or other Legal Requirement.

               (ii) All facts set forth in or acknowledged by ALC in any certification, representation or disclosure statement submitted by ALC with respect to any Government Contract or Government Bid were current, accurate and complete as of the date of submission or as of such other date as required by the Government Contract and Government Bid. Neither ALC nor any current ALC Employee has been debarred or suspended from doing business with any Governmental Body, and, to the Knowledge of the Major Stockholder, no circumstances exist that would warrant the institution of debarment or suspension proceedings against ALC or any current ALC Employee.
               (iii) ALC has not received any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid. ALC has not made any disclosure to any Governmental Body pursuant to any voluntary disclosure agreement. ALC is not undergoing and has not undergone any audit, and to the Knowledge of the Major Stockholder there is no basis for any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted by ALC in the Ordinary Course of Business or in order to prepare audited financial statements).
               (iv) To the Knowledge of the Major Stockholder, all bills submitted to customers by ALC under any Government Contract are true and accurate. No Governmental Body, and no prime contractor or higher-tier subcontractor of any Governmental Body, has withheld or set off, or threatened in a writing provided to ALC to withhold or set off, any amount due to ALC under any Government Contract. There is not and has not been any (A) outstanding material claim against ALC by, or material dispute involving ALC with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (B) fact known by ALC or any current ALC Employee upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute, or (C) final decision of any Governmental Body against ALC that could reasonably be expected to have a material adverse effect on ALC.
               (v) No payment has been made by ALC or, to the Knowledge of the Major Stockholder, by any Person acting on the behalf of ALC to any Person (other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of ALC) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement.
               (vi) ALC’s cost accounting system is in compliance with applicable regulations and other applicable Legal Requirements, and has not been determined by any Governmental Body not to be in compliance with any Legal Requirement. No direct or indirect costs incurred by ALC have been questioned or disallowed, as a result of a finding or determination of any kind provided to ALC by any Governmental Body. ALC has reached agreements with the cognizant government representatives approving and “closing” all indirect costs charged to Government Contracts for 2001, 2002, 2003, 2004 and 2005, and those years are closed. The responsible government representatives have agreed with ALC on the “forward pricing rates” that ALC is charging on cost-type Government Contracts and including in Government Bids.

               (vii) ALC has complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Intellectual Property. In each case in which ALC has delivered or otherwise provided any technical data, computer software or Intellectual Property to any Governmental Body in connection with any Government Contract, ALC has marked such technical data, computer software or Intellectual Property with all markings and legends (including any “restricted rights” legend and any “government purpose license rights” legend) necessary (under the FAR or other applicable Legal Requirements) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Intellectual Property.
               (viii) ALC has not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other Transactional Agreements referred to in this Agreement, or (B) the consummation of the Transactions.
     2.14 Liabilities; Major Suppliers.
          (a) ALC has no Liabilities, except for:
               (i) liabilities identified as such in the “liabilities” column of the ALC Balance Sheet or the ALC Unaudited Interim Financial Statements;
               (ii) accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by ALC in the Ordinary Course of Business since the Balance Sheet Date; and
               (iii) ALC’s obligations under the Contracts listed in Part 2.13 of the Disclosure Schedule, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.
          (b) Part 2.14 of the Disclosure Schedule:
               (i) provides an accurate and complete breakdown and aging of ALC’s accounts payable as of the Interim Balance Sheet Date;
               (ii) provides an accurate and complete breakdown of all customer deposits and other deposits held by ALC as of the date of this Agreement; and
               (iii) provides an accurate and complete breakdown of ALC’s long-term debt as of the date of this Agreement.
          (c) Part 2.14 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person (other than ALC Employees) that received more than $25,000 from ALC in each of the fiscal years ended January 31, 2007, 2006 and 2005.

     2.15 Compliance With Legal Requirements.
          (a) Except as set forth in Part 2.15 of the Disclosure Schedule:
               (i) ALC is in material compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets;
               (ii) ALC has at all times been in material compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets;
               (iii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by ALC of, or a failure on the part of ALC to materially comply with, any Legal Requirement; and
               (iv) ALC has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential material violation of, or material failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential material obligation on the part of ALC to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.
          (b) ALC has delivered to the Purchaser an accurate and complete copy of each report, study, survey or other document to which ALC has access that addresses or otherwise relates to the compliance of ALC with, or the applicability to ALC, any Legal Requirement.
          (c) ALC is in compliance in all material respects with the terms and requirements of all Governmental Authorizations and applicable Legal Requirements in respect of export and trade controls, technology sharing and control, export licensing and related matters, including the international traffic in arms regulations and the export administration regulations (collectively, the “Export Control Laws”). ALC possesses all Governmental Authorizations required under Export Control Laws for its business as conducted. Copies or descriptions of ALC’s access control policies and procedures with respect to facilities manufacturing or assembling “defense articles” under Export Control Laws have been delivered to Purchaser. ALC has not received any notice from any Governmental Body (i) asserting any violation of any term or requirement of any Export Control Law or (ii) notifying ALC of the revocation of any applicable Governmental Authorization required under Export Control Laws.
     2.16 Governmental Authorizations.
          (a) Part 2.16 of the Disclosure Schedule identifies:
               (i) each Governmental Authorization that is held by ALC; and
               (ii) each other Governmental Authorization that, to the Knowledge of the Major Stockholder, is held by any current ALC Employee and relates to or is useful in connection with ALC’s business.

ALC has delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part 2.16 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule is valid and in full force and effect.
          (b) Except as set forth in Part 2.16 of the Disclosure Schedule:
               (i) ALC and, to the Knowledge of the Major Stockholder, its employees are, and have at all times been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule;
               (ii) to the Knowledge of the Major Stockholder, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule;
               (iii) Neither any director or officer of ALC nor Teresa Robertson has ever received on behalf of ALC, and, to the Knowledge of the Major Stockholder, no employee of ALC has ever received, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule; and
               (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.16 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.
          (c) The Governmental Authorizations identified in Part 2.16 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable ALC to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted, and (ii) to permit ALC to own and use its assets in the manner in which they are currently owned and used.
2.17 Tax Matters.
          (a) ALC has filed all Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by ALC (whether or not shown on any Tax Return) have been paid or shown as a reserve on the ALC Balance Sheet. ALC is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where ALC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of ALC.
          (b) ALC has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
          (c) No director or officer (or employee responsible for Tax matters) of ALC expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. To the Knowledge of the Major Stockholder, no Proceedings are pending or being conducted with respect to ALC in connection with any Taxes that may be owed by ALC. ALC has not received from any Governmental Body any (i) notice indicating an intent to open an audit or other review related to Tax matters, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted or assessed by any Governmental Body against ALC, except as have been completely resolved.
          (d) Part 2.17(d) of the Disclosure Schedule lists all Tax Returns filed with respect to ALC for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject to audit. ALC has delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by ALC filed or received since December 31, 2003.
          (e) ALC has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (f) ALC has not filed a consent under section 341(f) of the Code concerning collapsible corporations. ALC is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will note be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). ALC has never been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. ALC has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code. ALC is not a party to or bound by any Tax allocation or sharing agreement. ALC (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was ALC) and (B) does not have any Liability for the Taxes of any Person (other than ALC) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (g) The unpaid Taxes of ALC did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the ALC Balance Sheet. Since the Balance Sheet Date up to the date of the Closing, ALC has not incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the Ordinary Course of Business. Notwithstanding the other provisions of this Agreement to the contrary, no representation or warranty is being made as to any Tax Liability arising by reason of the Transactions.
          (h) ALC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law) applicable to the time prior to the Closing Date; or (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.
          (i) ALC has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.
     2.18 Employee and Labor Matters.
          (a) Part 2.18(a) of the Disclosure Schedule accurately sets forth, with respect to each current employee of ALC (including any employee of ALC who is on a leave of absence or on layoff status):
               (i) the name of such employee and the date as of which such employee was originally hired by ALC;
               (ii) such employee’s title, and a description of such employee’s duties and responsibilities;
               (iii) each ALC Employee Plan in which such employee participates or is eligible to participate; and
               (iv) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with ALC’s business.
          (b) ALC has delivered to Purchaser a true and complete list showing with respect to each employee of ALC identified in Part 2.18(a) of the Disclosure Schedule:
               (i) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits (other than medical and dental benefits provided to all ALC employees), bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from ALC with respect to services performed in the fiscal year ended January 31, 2007; and
               (ii) such employee’s annualized compensation as of the date of this Agreement.
          (c) Part 2.18(c) of the Disclosure Schedule accurately identifies each former employee of ALC who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from ALC or otherwise) relating to such former employee’s employment with ALC; and Part 2.18(c) of the Disclosure Schedule accurately describes such benefits.
          (d) The employment of each current ALC Employee, and the engagement of each current ALC Independent Contractor, is terminable by ALC at will. ALC has delivered to the Purchaser accurate and complete copies of all current employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current employees of ALC and the engagement of current ALC Independent Contractors.
          (e) To the Knowledge of the Major Stockholder:
               (i) no current ALC Employee intends to terminate his or her employment with ALC;
               (ii) no current ALC Employee has received an offer to join a business that may be competitive with ALC’s business; and
               (iii) no current ALC Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that could reasonably be expected to have a material adverse effect on: (A) the performance by such employee of any of his or her duties or responsibilities as an employee of ALC; or (B) ALC’s business or operations.
          (f) Part 2.18(f) of the Disclosure Schedule accurately sets forth, with respect to each ALC Independent Contractor that has provided services to ALC since January 31, 2006:
               (i) the name of such ALC Independent Contractor and the date as of which such ALC Independent Contractor was originally hired by ALC;
               (ii) a description of such ALC Independent Contractor’s duties and responsibilities; and
               (iii) any Governmental Authorization that is held by such ALC Independent Contractor and that relates to or is useful in connection with ALC’s business.
          (g) ALC has delivered to Purchaser a true and complete list showing with respect to each ALC Independent Contractor identified in Part 2.18(f) of the Disclosure Schedule:

               (i) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such ALC Independent Contractor from ALC with respect to services performed in the fiscal year ended January 31, 2007; and
               (ii) the terms of compensation of such ALC Independent Contractor.
          (h) Except as set forth in Part 2.18(h) of the Disclosure Schedule, ALC is not and has never been a party to or bound by any union contract, collective bargaining agreement or similar Contract.
          (i) ALC is not and has never been engaged in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting ALC or any of its employees. There is not now pending, and, to the Knowledge of the Major Stockholder, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and, to the Knowledge of the Major Stockholder, no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Major Stockholder, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any ALC Employee or ALC Independent Contractor, including, without limitation, charges of unfair labor practices or discrimination complaints.
          (j) No ALC Independent Contractor should be reclassified as an employee under applicable Legal Requirements. There are, and at no time have been, any ALC Independent Contractors who have provided services to ALC for a period of six consecutive months or longer. ALC has never had any temporary or leased employees. No ALC Independent Contractor is eligible to participate in any ALC Employee Plan.
     2.19 Employee Benefit Plans and Compensation.
          (a) Part 2.19(a) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each ALC Employee Plan and each ALC Employee Agreement. ALC does not intend nor has it committed to establish or enter into any new ALC Employee Plan or ALC Employee Agreement, or to modify any ALC Employee Plan or ALC Employee Agreement (except to conform any such ALC Employee Plan or ALC Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to the Purchaser in writing or as required by this Agreement).
          (b) ALC has made available to the Purchaser: (i) correct and complete copies of all documents setting forth the terms of each ALC Employee Plan and each ALC Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each ALC Employee Plan; (iii) if the ALC Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of ALC Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each ALC Employee Plan; (v) all material written Contracts relating to each ALC Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any ALC Employee relating to any ALC Employee Plan and any proposed ALC Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to ALC; (vii) all correspondence to or from any Governmental Body relating to any ALC Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of ALC pertaining to fiduciary liability insurance covering the fiduciaries for each ALC Employee Plan; (x) all discrimination tests required under the Code for each ALC Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each ALC Employee Plan intended to be qualified under Section 401(a) of the Code.
          (c) ALC has performed in all material respects all obligations required to be performed by it under each ALC Employee Plan and is not in material default or material violation of, and the Major Stockholder has no Knowledge of any material default or material violation by any other party to, the terms of any ALC Employee Plan, and each ALC Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any ALC Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any ALC Employee Plan. There are no claims or Proceedings pending, or, to the Knowledge of the Major Stockholder, threatened or reasonably anticipated (other than routine claims for benefits), against any ALC Employee Plan or against the assets of any ALC Employee Plan. Each ALC Employee Plan can be amended, terminated or otherwise discontinued at any time after the Closing in accordance with its terms without liability to the Purchaser or ALC (other than ordinary administration expenses). There are no audits, inquiries or Proceedings pending or, to the Knowledge of the Major Stockholder, threatened by the IRS, DOL or any other Governmental Body with respect to any ALC Employee Plan. ALC has never incurred any penalty or tax with respect to any ALC Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. ALC has made all contributions and other payments required by and due under the terms of each ALC Employee Plan.
          (d) ALC has never maintained, established, sponsored, participated in, or contributed to any: (i) “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA or (iii) Foreign Plan. ALC does not have, and has never had, any Person under common control with ALC within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.
          (e) No ALC Employee Plan provides (except at no cost to ALC), or reflects or represents any liability of ALC to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by

COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to ALC, ALC has never represented, promised or contracted (whether in oral or written form) to any ALC Employee (either individually or to ALC Employees as a group) or any other Person that such ALC Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.
          (f) Except as set forth in Part 2.19(f) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any ALC Employee Plan, ALC Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any ALC Employee.
          (g) Except as set forth in Part 2.19(g) of the Disclosure Schedule, ALC: (i) is, and at all times has been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to ALC Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law to the extent applicable; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to ALC Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for ALC Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Major Stockholder, threatened or reasonably anticipated claims or Proceedings against ALC under any worker’s compensation policy or long-term disability policy.
          (h) To the Knowledge of the Major Stockholder, no stockholder of ALC nor any current ALC Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of ALC or that would interfere with the business of ALC. To the Knowledge of the Major Stockholder, neither the execution nor the delivery of this Agreement, nor the carrying on of the business of ALC as presently conducted nor any activity of such stockholders or current ALC Employees in connection with the carrying on of the business of ALC as presently conducted will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such stockholders or current ALC Employees is now bound.
     2.20 Environmental Matters.

          (a) ALC is not liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called “superfund” or “superlien” law or similar Legal Requirement, at or with respect to any site.
          (b) ALC has never received any notice, citation or other communication (in writing or, to the Knowledge of the Major Stockholder, otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. To the Knowledge of the Major Stockholder, no Person has ever commenced or threatened to commence any contribution action or other Proceeding against ALC in connection with any such actual, alleged, possible or potential Liability; and no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in ALC becoming subject to, any such Liability.
          (c) ALC has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material except in compliance with all applicable Legal Requirements, including possessing all Governmental Authorizations required under such Legal Requirements.
          (d) To the Knowledge of the Major Stockholder, all property that is owned by, leased to, controlled by or used by ALC, and all surface water, groundwater, soil and air associated with or adjacent to such property:
               (i) is in clean and healthful condition;
               (ii) is free of any Hazardous Material and any harmful chemical or physical conditions; and
               (iii) is free of any environmental contamination of any nature.
          (e) To the Knowledge of the Major Stockholder, each storage tank or other storage container that is or has been owned by, leased to, controlled by or used by ALC, or that is located on or beneath the surface of any real property owned by, leased to, controlled by or used by ALC is in sound condition.
     2.21 Sale of Products; Performance of Services. No product manufactured or sold by ALC has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.
     2.22 Insurance.
          (a) Part 2.22 of the Disclosure Schedule accurately sets forth, with respect to each insurance policy currently maintained by or at the expense of, or for the direct or indirect benefit of, ALC:

               (i) the name of the insurance carrier that issued such policy and the policy number of such policy;
               (ii) whether such policy is a “claims made” or an “occurrences” policy;
               (iii) a description of the type of coverage, coverage limits and deductibles provided by such policy;
               (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and
               (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.
Part 2.22 also identifies (1) each pending application for insurance that has been submitted by or on behalf of ALC, and (2) each self-insurance or risk-sharing arrangement affecting ALC or any of its assets. ALC has delivered to the Purchaser accurate and complete copies of all of the insurance policies identified in Part 2.22 of the Disclosure Schedule (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Part 2.22 of the Disclosure Schedule.
          (b) Each of the policies identified in Part 2.22 of the Disclosure Schedule is valid, enforceable and in full force and effect. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete in all material respects, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.
          (c) Except as set forth in Part 2.22 of the Disclosure Schedule, there is no pending claim under or based upon any of the policies identified in Part 2.22 of the Disclosure Schedule; and, to the Knowledge of the Major Stockholder, no event has occurred, and no condition or circumstance exists, that would reasonably be expected (with or without notice or lapse of time) directly or indirectly to give rise to or to serve as a basis for any such claim.
          (d) ALC has not received:
               (i) any notice or other communication (in writing or, to the Knowledge of the Major Stockholder, otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Part 2.22 of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies;
               (ii) any notice or other communication (in writing or, to the Knowledge of the Major Stockholder, otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part 2.22 of the Disclosure Schedule; or

               (iii) any indication that the issuer of any of the policies identified in Part 2.22 of the Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.
     2.23 Related Party Transactions. Except as set forth in Part 2.23 of the Disclosure Schedule:
          (a) no Related Party currently has, and no Related Party has at any time since January 31, 2005 had, any direct or indirect interest of any nature in any asset used in or otherwise relating to the business of ALC;
          (b) no Related Party is, or has at any time since January 31, 2005 been, indebted to ALC;
          (c) since January 31, 2005, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving ALC;
          (d) no Related Party is competing, or has at any time since January 31, 2005 competed, directly or indirectly, with ALC in any market served by ALC; and
          (e) no Related Party has any claim or right against ALC and no event has occurred, and no condition or circumstance exists, would reasonably be expected (with or without notice or lapse of time) directly or indirectly to give rise to or to serve as a basis for any claim or right in favor of any Related Party against ALC.
     2.24 Certain Payments, Etc. Neither ALC or the Major Stockholder, nor, to the Knowledge of the Major Stockholder, any officer, employee, agent or other Person associated with or acting for or on behalf of ALC, has at any time, directly or indirectly:
          (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;
          (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of ALC;
          (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;
          (d) made any unlawful payment to any Person, or unlawfully provided any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or
          (e) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(d)” above.

     2.25 Proceedings; Orders.
          (a) Except as set forth in Part 2.25 of the Disclosure Schedule, there is no pending or, to the Knowledge of the Major Stockholder, threatened Proceeding:
               (i) that involves ALC or that otherwise would reasonably be expected to have a material adverse effect on ALC’s business or any of the assets owned or used by ALC (whether or not ALC is named as a party thereto); or
               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.
Except as set forth in Part 2.25 of the Disclosure Schedule, to the Knowledge of the Major Stockholder, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.
          (b) Except as set forth in Part 2.25 of the Disclosure Schedule, no Proceeding has ever been commenced by or against ALC that has not been fully resolved, including all rights to appeal; and no Proceeding otherwise involving or relating to ALC is pending that would reasonably be expected to have a material adverse effect on ALC, ALC’s business or any of the assets owned or used by ALC.
          (c) ALC has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials to which ALC has access that relate to the Proceedings identified in Part 2.25(a) of the Disclosure Schedule.
          (d) There is no Order to which ALC, or any of the assets owned or used by ALC, is subject; and, to the Knowledge of the Major Stockholder, none of the Sellers is subject to any Order that relates to ALC’s business or to any of the assets owned or used by ALC.
          (e) To the Knowledge of the Major Stockholder, no officer or employee of ALC is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to ALC’s business.
          (f) To the Knowledge of the Major Stockholder, there is no proposed Order that, if issued or otherwise put into effect, (i) would reasonably be expected to have a material adverse effect on ALC’s business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of ALC or any of the Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.
     2.26 Authority; Binding Nature of Agreements.
          (a) As to such Seller, (i) he or she, as the case may be, has the absolute and unrestricted right, power and capacity to enter into and to perform his or her obligations under each of the Transactional Agreements to which he or she is or may become a party and (ii) this

Agreement and each of the other Transactional Documents to which such Seller is a party (assuming the valid execution by all parties other than such Seller) constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms.
          (b) As to such Seller’s spouse, if any, (i) such spouse has the absolute and unrestricted right, power and capacity to execute and deliver and to perform such spouse’s obligations under the Spousal Consents being executed by such spouse and (ii) said Spousal Consent constitutes the legal, valid and binding obligation of such spouse, enforceable against such spouse in accordance with its terms.
          (c) As to such Seller, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation or breach of or a default under any provision of, or give any Person the right to declare a default under, any material Contract to which such Seller is a party or by which such Seller is bound; or
          (d) The Agent has the unrestricted right, power, authority and capacity to act for and bind such Seller with respect to all matters relating to the Transactional Agreements and the Transactions.
     2.27 Non-Contravention; Consents. Except as set forth in Part 2.27 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):
          (a) contravene, conflict with or result in a violation of (i) any of the provisions of ALC’s certificate of incorporation or bylaws, or (ii) any resolution adopted by ALC’s stockholders, ALC’s board of directors or any committee of ALC’s board of directors;
          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which ALC or any of the Sellers, or any of the assets owned or used by ALC, is subject;
          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by ALC or any of its employees or that otherwise materially relates to ALC’s business or to any of the material assets owned or used by ALC;
          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material ALC Contract;
          (e) give any Person the right to (i) declare a default or exercise any remedy under any Material ALC Contract, (ii) accelerate the maturity or performance of any Material ALC Contract, or (iii) cancel, terminate or modify any Material ALC Contract; or

          (f) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by ALC.
Except as set forth in Part 2.27 of the Disclosure Schedule, neither ALC nor any of the Sellers was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.
     2.28 Brokers. Neither ALC nor any of the Sellers has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions, except as will be fully satisfied by ALC prior to the Closing.
     2.29 Sellers.
          (a) As to such Seller, such Seller has the capacity and financial capability to comply with and perform all of such Seller’s covenants and obligations under each of the Transactional Agreements to which such Seller is or may become a party.
          (b) As to such Seller, such Seller:
               (i) has not, at any time, taken or been the subject of any action that may have a material adverse effect on such Seller’s ability to comply with or perform any of such Seller’s covenants or obligations under any of the Transactional Agreements; or
               (ii) is not subject to any Order that may have a material adverse effect on such Seller’s ability to comply with or perform any of such Seller’s covenants or obligations under any of the Transactional Agreements.
          (c) There is no Proceeding pending and, to the Knowledge of such Seller, no Person has threatened to commence any Proceeding, that may have a material adverse effect on the ability of such Seller to comply with or perform any of such Seller’s covenants or obligations under any of the Transactional Agreements. To the Knowledge of such Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.
          (d) Such Seller has good and valid title to the Shares or Options owned by such Seller, as the case may be, free and clear of any Encumbrances and the Purchaser will acquire at the Closing good and valid title to any Shares owned by such Seller.
          (e) To the Knowledge of such Seller, each of the representations and warranties made by the Major Stockholder in this Section 2 are true and accurate, except as set forth on the Disclosure Schedule.
     2.30 Full Disclosure.
               (a) To the Knowledge of the Major Stockholder, none of the Transactional Agreements contains or will contain any untrue statement of fact; and none of the Transactional

Agreements omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.
          (b) To the Knowledge of the Major Stockholder, except as set forth in Part 2.30 of the Disclosure Schedule, there is no fact (other than publicly known facts relating exclusively to political or economic matters of general applicability that will adversely affect all Comparable Entities) that (i) would reasonably be expected to have a material adverse effect on ALC’s business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of ALC or any of the Sellers to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) would reasonably be expected to have the effect of materially preventing, delaying, making illegal or otherwise interfering with any of the Transactions.
          (c) All of the information set forth in the Disclosure Schedule, and all other information regarding ALC and its business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Purchaser or any of its Representatives by or on behalf of ALC or any of ALC’s Representatives, is accurate and complete in all material respects.
          (d) ALC and the Major Stockholder have provided the Purchaser and the Purchaser’s Representatives with full and complete access to all of ALC’s records and other documents and data and to all records and other documents and data of ALC.
SECTION 3. Representations and Warranties of Purchaser
     The Purchaser represents and warrants, to and for the benefit of the Sellers, as follows:
     3.1 Acquisition of Shares. The Purchaser is not acquiring the Shares with the current intention of making a public distribution thereof.
     3.2 Authority; Binding Nature of Agreement. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement by the Purchaser has been duly authorized by all necessary action on the part of the Purchaser and its board of directors; and this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.
     3.3 Brokers. The Purchaser has not agreed or become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

SECTION 4. Conditions Precedent to Purchaser’s Obligation to Close
     The Purchaser’s obligation to purchase the Shares and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in accordance with Section 7.12):
     4.1 Accuracy of Representations. All of the representations and warranties made by the Major Stockholder and the Sellers, as applicable, in this Agreement shall be accurate in all material respects as of the date of this Agreement.
4.2 Performance of Obligations.
          (a) The officers and directors of ALC shall have delivered their resignations.
          (b) The Sellers who own Shares shall have delivered to the Purchaser the certificates representing the Shares as required by Section 1.3(b)(i), and each Seller and such Seller’s spouse shall have executed and delivered each of the other documents required to be executed and delivered by such Seller or such Seller’s spouse, as applicable, pursuant to Section 1.3(b).
          (c) All of the other covenants and obligations that the Sellers are required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.
     4.3 Payment of Outstanding Debt Obligations. Purchaser shall have received satisfactory evidence of payment of all outstanding indebtedness.
     4.4 Payment of Quarterly Bonuses. Purchaser shall have received satisfactory evidence that ALC has paid to its employees bonuses in respect of the first quarter of 2007.
     4.5 Payment of Deferred Taxes. Purchaser shall have received satisfactory evidence that ALC has paid all tax liabilities for the year ended January 31, 2007.
     4.6 Payment of Transaction Expenses and Invoices. ALC shall have used its reasonable best efforts to pay all ALC Transaction Expenses and to pay all invoices that were received by ALC prior to Closing.
     4.7 Additional Documents. Purchaser shall have received such other documents as the Purchaser may request in good faith at least 5 business days prior to the Closing for the purpose of (i) evidencing the accuracy of any representation or warranty made by ALC or any of the Sellers, (ii) evidencing the compliance by any of the Sellers with, or the performance by any of the Sellers of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 4, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

     4.8 No Prohibition. Neither the consummation nor the performance of any the Transactions shall, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser or any Person affiliated with the Purchaser to suffer any adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body.
     4.9 FIRPTA Matters. At the Closing, (a) ALC shall have delivered to the Purchaser a statement (in such form as may be reasonably requested by counsel to the Purchaser) conforming to the requirements of Section 1.897 — 2(h)(1)(i) of the United States Treasury Regulations, and (b) ALC shall have delivered to the IRS the notification required under Section 1.897 — 2(h)(2) of the United States Treasury Regulations.
     4.10 Payment of Indebtedness by Related Parties. All indebtedness and other Liabilities of each Related Party to ALC and all indebtedness and other Liabilities of ALC to any Related Party (including any such indebtedness or other Liability identified in Part 2.23 of the Disclosure Schedule) shall have been discharged and paid in full.
     4.11 Shareholder Agreement. The Shareholder Agreement, dated February 28, 2005 (the “Shareholder Agreement”), shall have been terminated.
SECTION 5. Conditions Precedent to Sellers’ Obligation to Close
     The Sellers’ obligation to sell the Shares and cancel the Options, as applicable, and to take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Agent, in whole or in part, in accordance with Section 7.12):
     5.1 Accuracy of Representations. All of the representations and warranties made by the Purchaser in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall be accurate in all material respects as of the date of this Agreement.
     5.2 Purchaser’s Performance and Completion of Actions.
          (a) The Purchaser shall have made the cash payment contemplated by Section 1.3(b)(iii).
          (b) All of the other covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.
          (c) Every Seller shall have executed this Agreement, and all of the documents set forth in Section 1.3(b) shall have been duly executed and delivered, and the actions set forth in Section 1.3(b) shall have been completed.

     5.3 No Injunction. There shall not be in effect any injunction that shall have been entered by a court of competent jurisdiction since the date of this Agreement and that prohibits the sale of the Shares by the Sellers to the Purchaser or the cancellation of the Options.
SECTION 6. Indemnification, Etc.
     6.1 Survival of Representations and Covenants.
          (a) The representations, warranties, covenants and obligations of each party shall survive (without limitation):
               (i) the Closing, the sale of the Shares to the Purchaser and the cancellation of the Options;
               (ii) any sale or other disposition of any or all of the Shares by the Purchaser; and
               (iii) any Acquisition Transaction effected by or otherwise involving the Purchaser or ALC.
          (b) The representations and warranties of the Major Stockholder contained in Section 2 of this Agreement, other than the Specified Representations, shall survive for a period of 1 year after the Closing (the “Designated Date”); provided however, that if, at any time on or prior to the Designated Date, any Indemnitee (acting in good faith) delivers to the Agent a notice of an indemnification claim alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under this Section 6 based on such alleged inaccuracy or breach, then the representation or warranty asserted in such notice shall survive until such time as such claim is fully and finally resolved. The Specified Representations made by the Major Stockholder and the Sellers, as applicable, shall survive for the period of any applicable statute of limitations.
          (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Major Stockholder (or with respect to Sections 2.26 and 2.29, such Seller).
     6.2 Indemnification by Sellers.
          (a) Each Seller shall, severally and not jointly, hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:
               (i) any Breach of any representation or warranty (other than Sections 2.26 and 2.29) made by the Major Stockholder in this Agreement;

               (ii) any Breach of any representation or warranty made by such Seller in Sections 2.26 and 2.29 of this Agreement;
               (iii) any Breach of any covenant or obligation of such Seller contained in any of the Transactional Agreements;
               (iv) any Liability to which ALC or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to any product manufactured or sold, or any service performed, by or on behalf of ALC on or at any time prior to the Closing Date (but only to the extent such Liabilities exceed $220,000);
               (v) any matter identified or referred to in Part 6.2 of the Disclosure Schedule; or
               (vi) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause “(i),” “(ii),” “(iii),” “(iv)” or “(v)” above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 6).
          (b) The Sellers acknowledge and agree that, among other things, if there is any Breach of any representation, warranty or other provision relating to ALC or ALC’s business, condition, assets, liabilities, operations, financial performance, net income or prospects (or any aspect or portion thereof), then the Purchaser itself shall be deemed, by virtue of its ownership of all of the common stock of ALC, to have incurred Damages as a result of such Breach or Liability.
     6.3 Threshold; Ceiling.
          (a) Subject to Section 6.3(b), the Sellers shall not be required to make any indemnification payment pursuant to Section 6.2 for any Breach as set forth in Section 6.2 until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $100,000 in the aggregate. At such time as the total amount of such Damages exceeds $100,000 in the aggregate, the Indemnitees shall be entitled to be indemnified against the full amount of such Damages (and not merely the portion of such Damages exceeding $100,000).
          (b) The aggregate Liability of the Sellers for monetary damages under Section 6.2 shall be limited to the Holdback Fund and shall be satisfied solely through the Purchaser’s right of setoff against the Holdback Fund. Once the Holdback Fund is distributed (or should have been distributed) pursuant to this Agreement, Purchaser’s right of setoff against the Holdback Fund shall cease and be of no further force or effect; provided however, that if, at any time on or prior to the date the Holdback Fund should have been distributed, any Indemnitee (acting in good faith) delivers to the Agent a notice of an indemnification claim under this Section 6, then the Purchaser’s right of setoff against the Holdback Fund shall survive until such time as such claim is fully and finally resolved. Additionally, Purchaser is not entitled to claim or receive any indemnity or Damages for any fact, matter or circumstance (including but not limited to a Breach)

to the extent that the fact, matter or circumstance is disclosed in the applicable part of the Disclosure Schedule, or is otherwise known to Purchaser before the Closing and Purchaser still proceeds with the Closing (other than, in each case, for items included on Part 6.2 of the Disclosure Schedule), and the amount of any Damages for which an Indemnitee is entitled to indemnification as provided under this Section 6 shall be calculated net of any accruals, reserves or provisions therefor reflected in the ALC Financial Statements or ALC Unaudited Interim Financial Statements. Further, the amount of Damages recoverable by an Indemnitee under this Section 6 with respect to an indemnity claim shall be reduced by the amount of any payment actually received by such Indemnitee (or an Affiliate thereof), with respect to the Damages to which such indemnity claim relates, from any insurance carrier. If an Indemnitee (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification payment from any Seller(s) or the Holdback Fund, it shall pay to the Seller(s), within 30 days of receiving such insurance payment, an amount equal to the excess of (x) the amount previously received by the Indemnitee under this Section 6 with respect to such claim plus the amount of the insurance payments received, over (y) the amount of Damages with respect to such claim that the Indemnitee has become entitled to receive under this Section 6.
          (c) The limitations on the Sellers’ indemnification obligations that are set forth in this Section 6.3 shall not apply to (i) any Breach of any of the Specified Representations, or (ii) any Breach due to the actual fraud of any Seller, but in such case the limitation shall not apply only to such Seller.
     6.4 No Contribution. Each Seller waives, and acknowledges and agrees that such Seller shall not have and shall not exercise or assert or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy against ALC in connection with any indemnification obligation or any other Liability to which such Seller may become subject under any of the Transactional Agreements or otherwise in connection with any of the Transactions.
     6.5 Treatment of Setoff/Indemnity Payments. If there is any setoff against the Holdback Fund, or if there is any other payment under this Section 6, such setoff or payment shall be conclusively presumed to be a reduction in the Purchase Price and Purchaser and the Sellers agree to so treat such setoffs and payments in such manner.
     6.6 Exclusivity of Indemnification Remedies. Except for the availability of equitable relief or in the event of actual fraud of any Seller (in which case this exclusivity would only not apply to such Seller), the indemnification remedies and rights of setoff provided in this Section 6 shall be the sole and exclusive remedy for Breaches under this Agreement and any of the Transactional Agreements (other than the Noncompetition Agreement).
     6.7 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against ALC, against any other Indemnitee or against any other Person) against any Indemnitee with respect to which any of the Sellers may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 6, the Purchaser shall be entitled to defend such claim or Proceeding on its own and:

          (a) Subject to Section 6.3, all expenses relating to the defense of such claim or Proceeding (whether or not incurred by the Purchaser) shall be borne and paid exclusively by the Sellers;
          (b) the Sellers shall make available to the Purchaser any documents and materials in the possession or control of any of the Sellers that may be necessary to the defense of such claim or Proceeding;
          (c) the Purchaser shall keep the Agent informed of all material developments and events relating to such claim or Proceeding; and
          (d) the Purchaser shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Agent; provided, however, that the Agent shall not unreasonably withhold such consent.
     6.8 Exercise of Remedies by Indemnitees Other Than Purchaser. No Indemnitee (other than the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
SECTION 7. Miscellaneous Provisions
     7.1 Sellers’ Agent.
          (a) The Sellers hereby irrevocably nominate, constitute and appoint the Major Stockholder as the agent and true and lawful attorney-in-fact of the Sellers (the “Agent”), with full power of substitution, to act in the name, place and stead of the Sellers for purposes of executing any documents and taking any actions that the Agent may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any of the Transactional Agreements or any of the Transactions. The Major Stockholder hereby accepts his appointment as Agent.
          (b) The Sellers hereby grant to the Agent full authority to execute, deliver, acknowledge, certify and file on behalf of the Sellers (in the name of any or all of the Sellers or otherwise) any and all documents that the Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Agent may, in his sole discretion, determine to be appropriate (including any closing certificates and any amendment to or waiver of rights under any of the Transactional Agreements). Notwithstanding anything to the contrary contained in any of the Transactional Agreements:
               (i) the Purchaser shall be entitled to deal exclusively with the Agent on all matters relating to the respective Transactional Agreements and the respective Transactions (including all matters relating to any notice to, or any Consent to be given or action to be taken by, any Seller); and
               (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Agent, and on any other action taken or purported to be taken on behalf of any Seller by the Agent, as fully binding upon such Seller.
          (c) The Sellers recognize and intend that the power of attorney granted in Section 7.1(a):
               (i) is coupled with an interest and is irrevocable;
               (ii) may be delegated by the Agent; and
               (iii) shall survive the death or incapacity of each of the Sellers.
          (d) The Agent shall be entitled to treat as genuine, and as the document it purports to be, any letter, facsimile, telex or other document that is believed by his to be genuine and to have been telexed, telegraphed, faxed or cabled by a Seller or to have been signed and presented by a Seller.
          (e) If the Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Sellers shall (by vote of a majority in interest), within 10 days after such death or disability or as soon as reasonably practicable thereafter, appoint a successor to the Agent and immediately thereafter notify the Purchaser of the identity of such successor. Any such successor shall succeed the Agent as Agent hereunder. For purposes of a vote of a majority interest, if the Agent shall die, become disabled or otherwise be unable to vote his shares of stock hereunder, the Agent’s spouse shall be conclusively presumed to have full voting authority to vote such stock to appoint a successor to the Agent. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the Sellers.
          (f) All expenses incurred by the Agent in connection with the performance of his duties as Agent shall be borne and paid by the Sellers, unless provided otherwise in this Agreement.
     7.2 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.
     7.3 Attorneys’ Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled), subject to the limitations in Section 6.3 and 6.6, if applicable.
     7.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

          if to the Agent or any of the Sellers:
Russell Alm
3412 Charito Lane
Cameron Park, CA 95682
          if to the Purchaser:
Endwave Corporation
130 Baytech Drive
San Jose, CA 95134
Attention: Edward Keible
Facsimile: (408) 522-3102
with a copy to:
Jodie Bourdet
Cooley Godward Kronish LLP
101 California Street, Fifth Floor
San Francisco, CA 94111-5800
Facsimile: (415) 693-2222
     7.5 Publicity. On and at all times after the Closing Date:
          (a) no press release or other public announcement concerning any of the Transactions shall be issued or otherwise disseminated by or on behalf of any of the Sellers; and
          (b) each Seller shall keep strictly confidential, and shall not use or disclose to any other Person, any confidential, proprietary or trade secret document or other information in such Seller’s possession that relates directly or indirectly to the business of ALC, the Purchaser or any affiliate of the Purchaser; except where such disclosure is required by law or legal process or required to be disclosed on tax returns.
     7.6 Time of the Essence. Time is of the essence of this Agreement.
     7.7 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     7.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Facsimile signatures shall be treated the same as original signatures.
     7.9 Governing Law; Venue.
          (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

          (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Sacramento, California. Each party to this Agreement:
               (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Sacramento, California (and each appellate court located in the County of Sacramento, California) in connection with any such legal proceeding;
               (ii) agrees that each state and federal court located in the County of Sacramento, California shall be deemed to be a convenient forum; and
          (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Sacramento, California any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
     7.10 Successors and Assigns. This Agreement shall be binding upon: the Sellers and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Sellers; the Purchaser; the other Indemnitees (subject to Section 6.8); and the respective successors and assigns (if any) of the foregoing. The Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 6), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.
     7.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Nothing in this Agreement shall be deemed to limit the Purchaser’s right to equitable relief in the event of any Breach or threatened Breach by any Seller of any covenant, obligation or other provision set forth in this Agreement. Each Seller agrees that if the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, or (ii) an injunction restraining a Breach or threatened Breach by such Seller, then neither the Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.
     7.12 Waiver.
          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     7.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Agent.
     7.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
     7.15 Parties in Interest. Except for the provisions of Section 6 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).
     7.16 Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof. Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of ALC and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied solely on the results of its own independent investigation and the representations and warranties of the Major Stockholder and the Sellers set forth in Article 2, including the Disclosure Schedule. Such representations and warranties by the Major Stockholder and the Sellers constitute the sole and exclusive representations and warranties of the Major Stockholder and the Sellers to Purchaser in connection with the transactions contemplated hereby, and Purchaser acknowledges and agrees that neither the Major Stockholder nor the Sellers are making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty as to condition, merchantability or suitability as to any of the assets of ALC, and it is understood that Purchaser cancels the Options and takes the Shares, ALC, its assets and its business as is and where is (subject to the benefit of the representations, warranties and covenants set forth in this Agreement). Purchaser further acknowledges and agrees that any cost estimates, projections or other predictions that may have been provided to Purchaser or any of its employees, agents or representatives are not representations or warranties of the Major Stockholder or the Sellers or any of either’s Affiliates. Purchaser has no Knowledge that any of the representations and warranties of the Major Stockholder or of any Seller in this Agreement (as modified by the Disclosure Schedule) is not true and correct, and Purchaser has no Knowledge of any errors in, or omissions from, the Disclosure Schedule.
     7.17 Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.
     7.18 Tax Matters. EACH SELLER ACKNOWLEDGES THAT NEITHER PURCHASER, ALC, THE MAJOR STOCKHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, IS PROVIDING TAX ADVICE REGARDING THE EFFECT OF THE SALE OF THE SHARES OR THE CANCELLATION OF THE OPTIONS, AS APPLICABLE, ON ANY TAXES PAYABLE BY ANY SELLER (OR ANY AFFILIATE, ASSIGNEE, SUCCESSOR OR HEIR OF ANY SELLER), NOW OR IN THE FUTURE. EACH SELLER IS RESPONSIBLE FOR ANY TAXES THAT MAY BECOME PAYABLE BY SUCH SELLER AS A RESULT OF THE SALE OF THE SHARES OR THE CANCELLATION OF THE OPTIONS, AS APPLICABLE.

     The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

“PURCHASER”:	Endwave Corporation,
a Delaware corporation

	By:	/s/ Edward A. Keible, Jr. Edward A. Keible, Jr. President and Chief Executive Officer
“MAJOR STOCKHOLDER,” “AGENT” and “SELLER”:

/s/ Russell Alm Russell Alm

“SELLERS”:
/s/ Wayne Gilbert Wayne Gilbert

/s/ Marilyn Wong Marilyn Wong

/s/ Bruce Teurn Bruce Teurn

/s/ Steven Young Steven Young

/s/ Jimmy Hopson Jimmy Hopson

/s/ Teresa Robertson Teresa Robertson

/s/ Tony D’Alessandro Tony D’Alessandro
[Signature Page to Stock Purchase Agreement]

/s/ Al Kendall Al Kendall

/s/ Craig Learoyd Craig Learoyd

/s/ Chuck Piercy Chuck Piercy

/s/ Long Dinh Long Dinh
[Signature Page to Stock Purchase Agreement]

Exhibit A
CERTAIN DEFINITIONS
     For purposes of the Agreement (including this Exhibit A):
     Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving:
          (a) the sale or other disposition of all or any material portion of ALC’s business or assets (other than in the Ordinary Course of Business);
          (b) the issuance, sale or other disposition of (i) any capital stock of ALC, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock of ALC, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock of ALC; or
          (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving ALC.
     Agent. “Agent” shall have the meaning specified in Section 7.1 of the Agreement.
     Agreement. “Agreement” shall mean the Stock Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.
     ALC. “ALC” shall mean ALC Microwave, Inc., a Delaware corporation.
     ALC Contract. “ALC Contract” shall mean any Contract:
          (a) to which ALC is a party;
          (b) by which ALC or any of its assets is or may become bound or under which ALC has, or may become subject to, any obligation; or
          (c) under which ALC has or may acquire any right or interest.
     ALC Employee. “ALC Employee” shall mean any current or former employee or director of ALC.
     ALC Employee Agreement. “ALC Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between ALC and any ALC Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with an ALC Employee (i) that is terminable “at will” without any obligation on the part of ALC to make any payments or provide any benefits in connection with such termination or (ii) under which ALC has satisfied all of its obligations.

     ALC Employee Plan. “ALC Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by ALC for the benefit of any ALC Employee, or with respect to which ALC has or may have any liability or obligation, except such definition shall not include any ALC Employee Agreement.
     ALC Financial Statements. “ALC Financial Statements” shall have the meaning specified in Section 2.4(a) of the Agreement.
     ALC Independent Contractor. “ALC Independent Contractor” shall mean any current or former independent contractor providing services to ALC who is a natural person.
     ALC IP. “ALC IP” shall mean (a) all Intellectual Property Rights in or pertaining to the ALC Products or methods or processes used to manufacture the ALC Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to ALC.
     ALC IP Contract. “ALC IP Contract” shall mean any Contract to which ALC is a party or by which ALC is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any ALC IP or any Intellectual Property developed by, with, or for ALC.
     ALC Privacy Policy. “ALC Privacy Policy” shall mean each external or internal, past or present privacy policy of ALC, including any policy relating to (i) the privacy of users of the ALC Products or of any ALC Web Site, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.
     ALC Product. “ALC Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by ALC.
     ALC Transaction Expenses. “ALC Transaction Expenses” shall mean all fees, costs and expenses (including legal and accounting fees and expenses) that have been incurred by or on behalf of ALC or any of the Sellers in connection with:
               (i) the negotiation, preparation and review of all documents, term sheets, certificates, opinions and other instruments delivered or to be delivered in connection with the Transactions;
               (ii) the due diligence investigation of ALC’s business; and
               (iii) the consummation and performance of the Transactions.
     ALC Web Site. “ALC Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of ALC.

     Breach. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.
     CERCLA. “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.
     Closing. “Closing” shall have the meaning specified in Section 1.3(a) of the Agreement.
     Closing Date. “Closing Date” shall have the meaning specified in Section 1.3(a) of the Agreement.
     COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     Code. “Code” shall mean the Internal Revenue Code of 1986.
     Comparable Entities. “Comparable Entities” shall mean privately owned Entities (other than ALC) that are engaged in businesses similar to ALC’s business.
     Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     Contract. “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.
     Damages. “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.
     Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Major Stockholder and the Sellers, a copy of which is delivered at the Closing in connection with this Agreement and incorporated in the Agreement by reference.
     DOL. “DOL” shall mean the United States Department of Labor.
     Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
     Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
     ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
     Foreign Plan. “Foreign Plan” shall mean: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any ALC Employee Plan maintained or contributed to by ALC that is not subject to United States law; and (iii) any ALC Employee Plan that covers or has covered ALC Employees whose services are performed primarily outside of the United States.
     GAAP. “GAAP” shall mean generally accepted accounting principles, applied on a basis consistent with the basis on which the ALC Financial Statements were prepared.
     Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.
     Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.
     Governmental Authorization. “Governmental Authorization” shall mean any:
          (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or
          (b) right under any Contract with any Governmental Body.
     Governmental Body. “Governmental Body” shall mean any:
          (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign or other government;
          (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);
          (d) multi-national organization or body; or
          (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
     Hazardous Material. “Hazardous Material” shall include:
          (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl;
          (b) any waste, gas or other substance or material that is explosive or radioactive;
          (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA, any other so-called “superfund” or “superlien” law, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act and the respective regulations promulgated thereunder);
          (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and
          (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause “(a)”, “(b)”, “(c)” or “(d)” above.
     HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
     Indemnitees. “Indemnitees” shall mean the following Persons:
          (a) the Purchaser;
          (b) the Purchaser’s current and future affiliates (including ALC);

          (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and
          (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above;
provided, however, that the Sellers shall not be deemed to be “Indemnitees.”
     Intellectual Property. “Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).
     Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.
     IRS. “IRS” shall mean the United States Internal Revenue Service.
     Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if:
          (a) such individual is actually aware of such fact or other matter; or
          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting such person’s usual duties or a reasonable investigation concerning the truth or existence of such fact or other matter.
The Major Stockholder shall be deemed to have “Knowledge” of a particular fact or other matter if any director or officer of ALC (including, without limitation, Tony D’Alessandro) has Knowledge of such fact or other matter. Purchaser shall be deemed to have “Knowledge” of a particular fact or other matter if Mark Hebeisen, Brett Wallace, Jim Crossen or Curt Sacks, or any director or other officer of Purchaser has Knowledge of such fact or other matter.

     Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
     Material ALC Contract. “Material ALC Contract” shall mean any ALC Contract that contemplates or involves the payment of cash or other consideration by or to ALC in an amount or having a value in excess of $10,000.
     Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License or Sun Community Source License.
     Order. “Order” shall mean any:
          (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is, has been or may in the future be issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or
          (b) Contract with any Governmental Body that is, has been or may in the future be entered into in connection with any Proceeding.
     Ordinary Course of Business. An action taken by or on behalf of ALC shall not be deemed to have been taken in the “Ordinary Course of Business” unless:
          (a) such action is recurring in nature, is consistent with ALC’s past practices and is taken in the ordinary course of ALC’s normal day-to-day operations; and
          (b) such action is not required to be authorized by ALC’s stockholders, ALC’s board of directors or any committee of ALC’s board of directors and does not require any other separate or special authorization of any nature.
     Person. “Person” shall mean any individual, Entity or Governmental Body.

     Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.
     Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.
     Purchase Price. “Purchase Price” shall have the meaning specified in Section 1.2 of the Agreement.
     Purchaser. “Purchaser” shall mean Endwave Corporation, a Delaware corporation.
     Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.
     Related Party. Each of the following shall be deemed to be a “Related Party”:
          (a) each of the Sellers;
          (b) each individual who is, or who has at any time in the last three (3) years been, an officer or director of ALC;
          (c) each member of the family of each of the individuals referred to in clauses “(a)” and “(b)” above; and
          (d) any Entity (other than ALC) in which any one of the individuals referred to in clauses “(a)”, “(b)” and “(c)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material (i.e. in excess of 30%) voting, proprietary or equity interest.
     Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives. The Sellers and all other Related Parties shall be deemed to be “Representatives” of ALC.
     Sellers. “Sellers” shall have the meaning specified in the introductory paragraph of the Agreement.
     Shares. “Shares” shall have the meaning specified in Recital “A” to the Agreement.
     Specified Representations. “Specified Representations” shall mean the representations and warranties set forth in Sections 2.1, 2.3, 2.26 and 2.29 of the Agreement.

     Spousal Consents. “Spousal Consents” shall mean the Spousal Consents being executed by the respective spouses of the Sellers contemporaneously with the execution and delivery of the Agreement, if any, in the form of Exhibit D hereto.
     Standard Form Agreements. “Standard Form Agreements” shall mean the forms of agreements attached as Appendices 2.13(x) and 2.13(y) to the Disclosure Schedule.
     Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.
     Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     Transactional Agreements. “Transactional Agreements” shall mean:
          (a) the Agreement;
          (b) the Spousal Consents;
          (c) the Noncompetition Agreement referred to in Section 1.3(b)(iv) of the Agreement; and
          (d) the General Releases referred to in Section 1.3(b)(v) of the Agreement.
     Transactions. “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including:
          (a) the sale of the Shares by the Sellers to the Purchaser and the cancellation of the Options in accordance with the Agreement; and
          (b) the performance by the Sellers and the Purchaser of their respective obligations under the Transactional Agreements and the exercise by the Sellers and the Purchaser of their respective rights under the Transactional Agreements.
     Unlimited Rights. “Unlimited Rights” shall have the meaning ascribed to such term in the Federal Acquisition Regulations.

     User Data. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of ALC from users of the ALC Products or of any ALC Website.